                                                                    EXHIBIT 10.7

                         JACK HENRY AND ASSOCIATES, INC.
                       DATA PROCESSING SERVICES AGREEMENT


This Agreement, entered into this 1ST day of DECEMBER, 1998 between:

                                NEW COMMERCE BANK
                                 712 NORTH MAIN
                              GREENVILLE, SC 29601

hereafter called "Client" and

                         JACK HENRY AND ASSOCIATES, INC.
                                 663 HIGHWAY 60
                                MONETT, MO 65708

hereafter called "JHA".

JHA is in the business of providing data processing services throughout its trade area and Client is desirous of securing such services from JHA.

Therefore, on the date hereinafter indicated, the parties do hereby agree as follows:

1.   DESCRIPTION OF SERVICES
     Client hereby contracts for and JHA hereby agrees to furnish, on the terms and conditions hereinafter set forth, the data processing services which are enumerated on Exhibit "A" attached to and a part of this Agreement.

2.   TERM OF AGREEMENT
     The original term of this agreement shall be for five (5) years commencing on the day of conversion to the new system. This Agreement shall be automatically extended for successive terms of one year from the expiration date of the original term. Either party may terminate the Agreement at the end of any contract term provided that written notice to this effect is given to the other party not less than 90 days prior to the end of any contract term. It being understood that if proper notification is not given, the term will automatically be renewed for one year.

     In the event that the Client provides timely notice to JHA as aforesaid of its intention to terminate this Agreement, this Agreement shall terminate as provided herein. In the event of such termination, the Client shall pay JHA all direct expenses incurred by JHA in turning over to the Client all information maintained by JHA and relating to data processing services performed by JHA for the Client. These expenses shall include, but shall not be limited to, charges for computer run time and programming requirements in accordance with JHA published rate schedules in effect at that time.

     In the event that the Client discontinues using JHA for processing prior to the end of any contract term, the Client will be liable to JHA for a lump sum settlement to be calculated as the average monthly billing exclusive of pass through cost including, but not limited to, data lines, postage, Federal Reserve charges, etc., for the past twelve months multiplied by the number of months and any portion of a month remaining in the contract term. In the event that any entity assumes the deposit liabilities of Client, such entity will automatically assume the obligations and liabilities of Client hereunder for the remaining contract term.

     Schedule of service fees will remain in effect for the term of the Agreement. At the end of each twelve (12) month period during the term, JHA may increase the Schedule of Service Fees then in effect by such an amount as JHA determines to be appropriate; provided, however, that JHA may not at that time increase the service fees in effect by a percentage greater than the percentage increase during the preceding twelve (12) month period in the "Consumer Price Index Seasonally Adjusted US City Average for All Items for all Urban Consumers (1982-84 = 100)" published monthly in the "Monthly Labor Review" of the Bureau of Labor Statistics of the United States Department of Labor or, should that index cease to be published, the most comparable index published on a regular basis by the US Government. JHA will provide a ninety (90) day advance written notice to Client before such changed fees go into effect.

3.   OWNERSHIP AND CONFIDENTIAL NATURE OF COMPUTER PROGRAMS AND MATERIAL
     During the term of this Agreement, JHA covenants to furnish and maintain, on its premises and at its cost, all of the equipment which it deems necessary to perform the Data Processing Services. JHA retains the right to move the equipment to any other location provided that such change will not materially alter the services JHA provides to Client as specified in this Agreement. During the term of this Agreement, Client covenants to furnish and maintain, on its premises and at its cost, all of the equipment and materials specified by JHA as being necessary for Client to receive, transmit and otherwise utilize the data processing services specified in Exhibit "A". The Client shall also notify JHA of the anticipated commencement of on-line services through new or additional terminals or the opening of new branches at least thirty (30) days in advance of the commencement of such services so as to enable JHA to arrange for necessary communication lines and with the understanding that the scheduled implementation date of such new on-line support may be dependent on the delivery schedules of third party vendors. The Client agrees to reimburse JHA when billed for charges, or the Client's portion of charges pro-rated among those Clients served, for communication lines or devices or installation of communication lines or devices arranged and paid for by JHA on behalf of the Client. Any equipment leased by JHA to Client shall be maintained in accordance with the provisions of a separate lease agreement.

     All data processing programs, specifications, documentation (including manuals, routines, sub-routines, or techniques, herein collectively called "programs" and original ideas or formulae relating to data processing or other handling or treatment of data (herein collectively called "ideas"), are and shall remain the property of JHA. It is agreed that the Client will not copy related materials or divulge the contents of said programs and ideas to any third party without permission for such disclosure or use being granted in writing by JHA.

     The Client shall reimburse JHA for any prior agreed upon costs incurred by JHA in developing customized programs or modifications to programs to satisfy the requirements of the Client or the Client's independent auditors, including the cost of the computer time to run said programs. It is further agreed that such customized programs or modifications will remain the property of JHA and, as such, JHA has the right to use said programs or modifications in providing services to other financial institutions.

4.   TRANSPORTATION OF DATA
     The parties acknowledge that reliable transportation of Client's input data and its processed work is necessary for JHA to perform in accordance with the Agreement. Accordingly, Client may either provide its own transportation of both the input data and processed work or it may elect to authorize JHA to contract for an authorized carrier to provide the transportation services and/or utilize JHA's own or its agent's vehicles to transport Client's input data and processed work for a fee as shown in Exhibit "A".


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


     In the event Client elects to authorize JHA to provide the transportation services and JHA elects to contract for a carrier to provide the necessary transportation services, such services will be rendered under the terms and conditions of a contract between JHA and said carrier or courier which such contract shall be made a part hereof by reference. JHA reserves the right to change carrier or couriers from time to time during the term of this Agreement. Client has the right to obtain from JHA a copy of the contract which is in effect upon written request to JHA. Client agrees that it is a third party beneficiary of said contract and any other which JHA may elect to become a party to during the term of this Agreement. As such, it agrees to be bound by and subject to all terms and conditions of these courier contracts, which shall be standard courier contracts, including, but not by way of limitation, any limitation of liability provisions. It is the intent of the parties that JHA's liability to Client or third parties for losses in transit, if any, shall be the same as the liability of the carrier to JHA under its Agreement.

     In the event JHA elects to utilize its own or its agent's vehicles to render the transportation services necessary for the performance of this Agreement, then the parties agree to be bound by a Compensation Schedule for such services, which shall be mutually agreed upon. Accordingly the same limitation of liability provisions as provided in standard courier contracts or such additional agreements as may be required by JHA to perform such courier services shall apply whether any claim is by JHA and/or Client against the authorized carrier or Client against JHA utilizing its own or its agent's vehicles.

5.   EXAMINATION
     The records maintained by JHA for the Client shall be subject to examination by those Federal or State agencies having jurisdiction over the Client to the same extent that such records would be subject to examination were they maintained and produced by the Client on its own premises, and JHA is authorized to provide the representatives of such agencies access to such records. Reasonable expenses incurred by JHA on the Client's behalf during the course of such examination may, at JHA's sole discretion, be charged to the Client by JHA with itemized accounting of such expenses.

6.   RESPONSIBILITY FOR DATA
     All records transmitted to JHA by Client shall remain the property of the Client. JHA shall consider all information transmitted to it by the Client to be of a confidential nature and JHA shall use its best effort to keep such information confidential, including the use of reasonable care to prevent unauthorized access to information transmitted by the Client pursuant to this Agreement.

     JHA will use reasonable care in the processing of the accounts for the Client and reports to the Client. The Client agrees to promptly check and verify all of the reports received from JHA to ascertain that all data has been processed and reported correctly, and to report any discrepancies to JHA not later than three (3) business days following receipt of such reports. Business days will be defined to be Monday through Friday, from 8:00 A.M. to 5:00 P.M. EST. Failure to report any discrepancies within the time prescribed in the previous sentences shall constitute a conclusive presumption that such reports are correct and accurate.

     JHA will provide safeguards determined at its discretion to ensure protection against destruction of records and programs by fire or other disasters, loss of data in transit or machine or human error, or unauthorized manipulation of data or reports insofar as can reasonably be expected using then current techniques and/or then current accepted business practices for storage and transfer of magnetic media.

     JHA maintains a disaster recovery plan with off-site data files and communications facilities for the re-establishment of services in the event of a disaster at JHA and agrees to make such backup processing


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

     capability available to the Client in the event of a major disaster at JHA.

7.   WARRANTIES, EXCLUSIVE REMEDIES AND LIMITATION OF LIABILITY
     JHA shall have no duties or responsibilities except those expressly set forth in this Agreement. JHA warrants to provide the services under this Agreement in a competent manner consistent with industry standards. The warranty set forth in this Agreement is in lieu of all other warranties, express or implied, whether of merchantability, fitness or otherwise. Should JHA breach such warranty, JHA shall diligently and in good faith attempt to correct that breach by performing or correcting its services, provided that nothing herein shall be construed as requiring JHA to provide any services without compensation. If within a reasonable time JHA is unable to correct such breach as aforesaid, Client shall be entitled to an equitable reduction in fees paid to JHA for the defective services. The remedies herein contained are exclusive.

     Not by way of limitation or exclusion, JHA shall not be liable to Client or to any third party, including, but not limited to, customers of Client, for errors resulting from defects or malfunctions of the mechanical or electronic equipment used in performing its services hereunder. In addition, JHA shall not be liable to Client or to any third party, including, but not limited to, customers of Client, for any loss, damage, cost or expense arising from the use of any lost or stolen ATM cards; failure or delay in making a requested transfer; erroneous transfers; liability by reason of insufficiency of funds in any account; unauthorized transfers; and failure to comply with state or federal laws, rules or regulations. Any liability of JHA to Client resulting from failure to comply with the terms of this Agreement or wherein JHA shall become legally obligated to pay for damages resulting from any claim arising from this Agreement shall be limited to the actual damages suffered by Client.

     JHA shall not be liable or responsible to Client or to any third party, including, but not limited to, customers of Client, for any consequential, special, indirect, or incidental damages, even if JHA has been advised of the possibility of such damages, except to the extent such damages result from the willful misconduct or gross negligence of JHA.

     JHA shall not be liable for delays or failures in the performance or completion of any of its obligations under or with respect to this Agreement beyond its reasonable control including, but not limited to, delays caused by acts of civil or military authority, riots, epidemics, war, governmental regulations, strikes, lockouts, labor difficulties, fire, hurricanes, flood, insurrection, catastrophes, failures of transportation, communications or power supply, unavoidable mechanical difficulty with its computer equipment, acts of God, or other causes beyond its control or due to third parties.

8.   BILLING AND PAYMENT FOR SERVICES
     The Client agrees to accept the services and equipment described in this Agreement and in the attached Exhibit "A" and to pay JHA all amounts due hereunder in accordance with such Exhibit "A". Following the end of each billing period, JHA shall bill the Client for all amounts due JHA hereunder for such billing period (including, but not limited to, all standard repetitive charges, all charges for additional requested services, and other charges incurred by the Client whether contemplated by this Agreement or agreed to by independent written contract or verbal contract or otherwise requested). Payment shall be made by the Client when invoice is rendered. Payment of all invoice amounts not received by JHA within 30 days of invoice date shall bear interest at the rate of 1.5% per month until paid.

9.   MAGNETIC INK CHARACTER RECOGNITION
     JHA requires that the magnetic ink character recognition (MICR) line printed on certain Client input documents conform to standards acceptable to JHA. JHA shall not be liable for failure of its equipment to read the Client's input documents, nor for any subsequent errors in transmission of data


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


     or printed listing if the MICR specifications are not adhered to. Items returned in error or processed in error due to the inability of JHA equipment to read unacceptable MICR of any of the Client's input documents shall be the sole liability of the Client. Upon request, JHA will furnish the Client with detailed specifications for acceptable MICR standards.

10.  SEVERABILITY
     If any provision of this Agreement or the application of any provision to either party or third person should be held invalid by a court of law, the remainder of this Agreement or the application of such provision to the parties or third parties other than those to which it is held invalid, shall not be affected thereby and shall remain in full force and effect.

11.  ENTIRE AGREEMENT
     This Agreement constitutes the sole and entire Agreement between JHA and the Client pertaining to the provision of subject Data Processing Services and supersedes all prior agreements and understandings of the parties in connection herewith.

     JHA makes no representations or warranties, expressed or implied, by operation of law or otherwise, except expressly stated herein. This Agreement shall not be modified, amended, rescinded or waived in whole or in part except by a duly executed written document signed by the parties.

     This Agreement and the exhibits and schedules attached hereto shall be governed by the laws of the State of Missouri, and the rules and regulations of the appropriate banking regulatory agencies. The parties hereto bind themselves and their successors and assigns to the faithful observance and performance of this Agreement and the terms and conditions hereof; provided that the Client shall not assign its rights hereunder without the prior written consent of JHA.

     All notices required by this Agreement shall be sent via certified or registered mail, return receipt requested, postage prepaid, addressed to JHA at:

                         JACK HENRY AND ASSOCIATES, INC.
                                 663 HIGHWAY 60
                                MONETT, MO 65708
                              ATTENTION: PRESIDENT

      and to the Client at:

                                NEW COMMERCE BANK
                                 712 NORTH MAIN
                              GREENVILLE, SC 29601
                              ATTENTION: PRESIDENT

     The notice shall be deemed delivered on the actual date of delivery, that being the delivered date on said return receipt.

12.  AUDIT RESPONSIBILITY
     JHA shall cause to be performed, on an annual basis, a third party operational review of its data processing centers. A copy of the most recently completed audit for Clients servicing center will be made available upon written request to the manager of the center. JHA shall, upon request, schedule a mutually convenient time whereby Client audit representatives may visit the processing center for further audit needs.

     Client should review on a daily basis any audit, maintenance and exception reports available from JHA.


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


13.  TIME FRAMES FOR RECEIPT AND DELIVERY OF WORK
     JHA shall make available the following:

          -    Access to on-line files between 7:00 A.M. and 7:00 P.M. daily.
          - Access to print spool files for initiating of report printing at Client location between 6:00 A.M. and 7:00 P.M. daily.

     Additional access to on-line and print files may be made available upon request by Client.

     Client shall make data available to JHA for daily processing as follows:

          - Maintenance transactions for new and existing Client customers by 7:00 P.M.
          - MICR data files for processed items by 7:00 P.M. Later availability times may be made available on request by Client for exception conditions.

     JHA recognizes that availability of certain data required for processing of Client's work (such as ATM and ACH transactions) may not be under Client's direct control. JHA will make reasonable efforts to accommodate the processing time frames of these other providers.

     For Clients utilizing backroom check processing services of JHA a courier pickup and delivery schedule will be established within 30 days of acceptance of this Agreement by JHA.

14.  NOTIFICATION OF CHANGES
     JHA shall notify Client in advance of any changes that would affect Client procedures, system access or functionality, reports, processing time frames or related areas.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date first written above.


By:  /s/ James D. Stewart
   -----------------------------------------

Type/Print Name:  James D. Stewart               NEW COMMERCE BANK
                ----------------------------     712 NORTH MAIN
                                                 GREENVILLE, SC 29601

Title:  President
      --------------------------------------

Date:  December 1, 1998
     ---------------------------------------


By:  /s/ Michael R. Wallace
   -----------------------------------------

Type/Print Name: Michael R. Wallace                JACK HENRY & ASSOCIATES. INC.
                ----------------------------       663 HIGHWAY 60, P.O. BOX 807
                                                   MONETT, MO 65708

Title: President and Chief Operating Officer
      --------------------------------------

Date:  December 1, 1998
     ---------------------------------------


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

                                   EXHIBIT "A"

                      ADDENDUM TO DATA PROCESSING AGREEMENT


Monthly Processing Costs will be as follows:
         Base Processing Fee includes the following applications:

-    Customer Information File               -    Account Analysis
-    Demand Deposit Accounting               -    Customer Profitability
-    Savings & Club Accounting               -    Accounts Payable
-    Loans (All types)                       -    Overdraft Protection
-    Time Deposit Accounting                 -    Home Equity Loans
-    Repurchase Agreements                   -    Loan pricing
-    Individual Retirement Accounting        -    Cash Sweep
-    General Ledger                          -    ACH Origination
-    Safe Deposit Box Accounting             -    Executive Reminder System
-    Stockholder Accounting                  -    Account Reconciliation
-    Automatic Funds Transfer System         -    Audit Confirmations
-    Loan Collections


Base Processing Fee for the first two years will be $2,750 per month. After second year, fixed for the term of the agreement at $3,000 per month for up to 5,000 deposit and loan accounts. Thereafter, standard per account pricing would apply.

                                 MONTHLY COSTS:

BASE PROCESSING FEE                                                                         $2,750
(Includes up to 10 devices)
ADDITIONAL 5 DEVICES                                                                        $  150
TELEPHONE LINE CHARGES (Estimated)                                                          $  750
ADDITIONAL MONTHLY FEES:
 ACH Fed-Line Interface                                                    N/C
 Inclearing via Fed                                                        N/C
 Call Reporter Interface                                                   N/C
 Enhanced Statements                                                    $   90
 Mutual Fund Sweep                                                      $  145
 JHA Host Based Optical Reports                                         $  250
 Regency Voice Response                                                 $  400
 (includes up to 3,750 transactions. Above 3,750 @ $.06 each)
 JHA Cash Management (non NetTeller)                                    $  550
 (will also require a Cash Management Server)
 JHA Platform (deposits & loans)                                        $  770
 JHA Teller - Teller Automation System                                  $  250
 JHA On-Line Integration                                                $  100
 SIGMASTER                                                              $  100
 CHECKMASTER                                                            $  100
 CTRMASTER                                                              $  100
 Store & Forward                                                           N/C
 ATM On-Line Integration (CommLink)                                     $  300
 ATM Driver Fees                                                        $  300
 Debit Card Service Bureau Transaction Authorization                    $  105
 Check Image Item Processing (see attached "Check Image
  Processing Schedule")                                                 $1,100
                                                                        ------
                                                                                            $4,660
                                                                                            ------
TOTAL MONTHLY COSTS:                                                                        $8,310


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



                                 ONE TIME COSTS

 CIF 20/20 CONVERSION-INSTALLATION                                                         $ 7,500

 EDUCATION
   - PARAMETER TRAINING                                                                    $ 1,200
        4.5 days in Charlotte, N.C. for up to 3 people.  Parameter and product plan training to facilitate conversion planning activities.  Each additional person $500
   - ON-SITE TRAINING                                                                      $ 3,700
         3.5 days training at bank location.  Training bank staff on daily functions
         (Bank provides training room and equipment)  Each additional day $1,200

 PHONE LINE INSTALLATION (Estimated)                                                       $   750
 ACH FED-LINE INTERFACE                                                                    $   -0-
 INCLEARING VIA FED                                                                        $   -0-
 CALL REPORTER INTERFACE                                                                   $   -0-
 ENHANCED STATEMENTS                                                                       $   -0-
 MUTUAL FUND SWEEP                                                                         $ 1,000
 JHA HOST BASED OPTICAL                                                                    $ 7,500
 REGENCY VOICE RESPONSE                                                                    $ 5,000
 JHA CASH MANAGEMENT (non-NetTeller)                                                       $ 5,000
 JHA PLATFORM (deposits & loans)                                                           $ 9,500
 JHATELLER (includes only the modules listed in the "Monthly Costs" section)               $ 5,000
 STORE & FORWARD (4 licenses @ $250 each)                                                  $ 1,000
 ATM ON-LINE INTEGRATION W/DEBIT (CommLink)                                                $ 3,000
 ATM DRIVER FEES                                                                           $ 3,000
 DEBIT CARD SERVICE BUREAU TRANSACTION AUTHORIZATION                                       $ 2,500
 CHECK IMAGE ONE-TIME INSTALLATION & SETUP                                                 $10,250
 (see attached "Check Image Processing Schedule")                                          -------

TOTAL INSTALLATION/TRAINING CHARGES                                                        $65,900
LESS JHA ALLOWANCE                                                                         $ 5,000
                                                                                           -------
                                                                                           $60,900


Client will pay additional costs beyond monthly processing charges as follows:
     - Telecommunication line charges and installation fees at actual cost (if different from those indicated).
     -    Hardware maintenance charges on equipment.
     -    Any forms and supplies related to Client's printing requirements.
     - Costs associated with Credit Bureau Reporting, including a charge of $75.00 per tape generated.
     - Out of pocket expenses of conversion/education personnel traveling to Client location.


BY:  /s/ James D. Stewart
   ---------------------------------------
     NEW COMMERCE BANK

DATE: December 1, 1998
     -------------------------------------

BY:  /s/ Michael R. Wallace
   ---------------------------------------
     JACK HENRY & ASSOCIATES, INC.

DATE:  December 1, 1998
     -------------------------------------


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



                            SCHEDULE OF SERVICE FEES
# OF ACCOUNTS                                           PRICE PER ACCOUNT
-------------                                           -----------------
4000                                                    $ 1
5000                                                    0.8500
6000                                                    0.7500
7000                                                    0.6786
8000                                                    0.6250
9000                                                    0.6050
10000                                                   0.6000
11000                                                   0.5950
12000                                                   0.5900
13000                                                   0.5850
14000                                                   0.5800
15000                                                   0.5750
16000                                                   0.5700
17000                                                   0.5650
18000                                                   0.5600
19000                                                   0.5550
20000                                                   0.5500
21000                                                   0.5450
22000                                                   0.5400
23000                                                   0.5350
24000                                                   0.5300
25000                                                   0.5250
26000                                                   0.5200
27000                                                   0.5150
28000                                                   0.5100
29000                                                   0.5050
30000                                                   0.5000
31000                                                   0.4990
32000                                                   0.4980
33000                                                   0.4970
34000                                                   0.4960
35000                                                   0.4950
36000                                                   0.4940
37000                                                   0.4930
38000                                                   0.4920
39000                                                   0.4910
40000                                                   0.4900
41000                                                   0.4890
42000                                                   0.4880
43000                                                   0.4870
44000                                                   0.4860
45000                                                   0.4850
46000                                                   0.4840
47000                                                   0.4830
48000                                                   0.4820
49000                                                   0.4810
50000                                                   0.4800
51000                                                   0.4790
52000                                                   0.4780
53000                                                   0.4770
54000                                                   0.4760


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


                         CHECK IMAGE PROCESSING SCHEDULE

                                NEW COMMERCE BANK
                                 GREENVILLE, SC
                                    1-DEC-98

Main Street Bank will handle item encoding functions, delivering qualified on-us and transit items to JHA on a schedule to be developed. JHA will capture MICR and Images, deliver transit items to the Federal Reserve or other designated clearing house, perform all bulk file, statement sorting, and statement rendering. JHA will return the actual items to the bank for storage or disposal.

SERVICES                                             PRICE            VOLUMES          COSTS
--------                                             -----            -------          -----
Proof Encoding                        Bank to provide encoded items
Proof Adjustments                                   2.5000               --              --

TOTAL PROOF SERVICES                                                                     --

Image Capture                                       0.0300               --              --
Reject Re-Entry                                     0.0800               --              --
Cash Letter Processing                               50.00               --              --
Exception Item Pulls                                200.00               --              --
Special Serial Sorts (per Account)                   25.00               --              --

TOTAL ITEM CAPTURE SERVICES                                                              --

Image Statement Processing                          0.3500               --              --
Non Image Statements w/Checks                       3.5000               --              --
Non Image Savings Statements                        0.1000               --              --
Statement Inserts                                   0.0100               --              --
Item Research                                       2.5000               --              --
Return Item Processing                              1.2500               --              --

TOTAL STATEMENT SERVICES                                                                 --

Courier Expenses                                    0.0000               --              --
Microfilm Expenses                                  0.0000               --              --
Postage Expenses                                    0.0000               --              --
  (Above items are billed at costs)

MONTHLY ITEM PROCESSING FEES                                                             --

MINIMUM MONTHLY ITEM PROCESSING FEES                                               1,100.00

TOTAL ONE-TIME INSTALLATION & SETUP                                               10,250.00


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


                              CONTRACT MODIFICATION

This Contract Modification is entered into on December 1, 1998, by and between NEW COMMERCE BANK, 712 North Main, Greenville, SC 29601 (Client) and JACK HENRY & ASSOCIATES, INC. (JHA) who mutually contract and agree as follows:

Client and JHA are signing and entering into multiple other written contracts and agreements dated December 1, 1998. Certain of those contracts and agreements are changed and modified as follows:


THE "DATA PROCESSING SERVICES AGREEMENT" IS CHANGED AND MODIFIED AS FOLLOWS:

                       IN SECTION "2. TERM OF AGREEMENT."

  FOLLOWING THE ORIGINAL FOURTH SUBPARAGRAPH INSERT A NEW PARAGRAPH AS FOLLOWS:

          "Upon the completion of thirty-six (36) months of processing by JHA, Client may opt to go to in-house processing without penalty, provided that such in-house processing utilizes the JHA CIF 20/20 Software. Client will be responsible to JHA for the purchasing of the AS/400 required to run the aforesaid Software in addition to all training and implementation costs and fees. In the event that Client opts to exercise this option, the deconversion fees discussed in Section "2. Term of Agreement." shall be waived."

                   INSERT A NEW FIRST SUBPARAGRAPH AS FOLLOWS:

          "This Agreement is contingent upon the approval of Client's charter application by the Office of the Comptroller of the Currency. However, if federal regulatory approval of the Client's applications are not approved the Client shall be released from all contracts and agreements and any liability except for a)the restocking charge and other penalties assessed by IBM for return and restocking of any machines ordered by or on Client's behalf under the current term of this Agreement b)any third party connectivity services which have been entered in to in order to accommodate Client's processing needs c) all training and other installation services provided to Client which will be billed at JHA's then current rates for such services"

                    IN SECTION "6. RESPONSIBILITY FOR DATA.":

               STRIKE THE FIRST SUBPARAGRAPH AND REPLACE IT WITH:

          "All records, data and other information transferred or transmitted to JHA by Client (Client Data) shall remain the sole property of Client. JHA shall consider all Client Data transmitted to it by Client to be of a confidential nature and JHA shall use its best efforts to keep such Client Data confidential and prevent unauthorized access to such Client Data. JHA shall maintain the Client Data under commercially reasonable storage conditions suitable for such records, data and other information in a facility which is accessible only to authorized employees of JHA or to governmental agents as provided for under Section "5. Examination." above. Except as provided for in this Agreement including the provisions of Section "5. Examination." JHA shall not disclose, transfer, make available, or use the Client Data. JHA shall not disclose the contents of this


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          Agreement to any third party except as provided for under "Section 5.
          Examination.". If JHA receives a subpoena or other order of a court or other judicial tribunal pertaining to the disclosure of the release of the Client Data, JHA shall, if it is legally permissible, immediately notify Client to allow Client to challenge any such order."

IN THE THIRD SENTENCE OF THE SECOND SUBPARAGRAPH IMMEDIATELY FOLLOWING "EST" INSERT "EXCLUDING HOLIDAYS RECOGNIZED BY THE FEDERAL RESERVE SYSTEM.".

  IN SECTION "7. WARRANTIES, EXCLUSIVE REMEDIES AND LIMITATION OF LIABILITY.":

                   INSERT A NEW FIRST SUBPARAGRAPH AS FOLLOWS:

          "JHA represents and warrants that the Software as more fully described in and the subject of this Agreement, is designed to be used prior to, during and after the calendar year 2000 A.D., and that said Software will operate during each such time period and without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, JHA further represents and warrants:

          (a) That said Software will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century;

          (b) That said Software has been designed to ensure year 2000 compatibility, including but not limited to date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century; and

          (c) That said Software includes "year 2000 capabilities." For purposes of this Addendum and the Agreement, "year 2000 capabilities" means the
          Software:

               (1) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates;

               (2) provides that all date-related user input functionalities will use a technique called "windowing" to enter the century of any date from a time window (i.e., 06/06/02 would be 06/06/2002) and data fields include the indication of century; and

               (3) provides that all date-related data interface functionalities include the indication of century."

IN THE FIFTH SENTENCE OF THE FIRST SUBPARAGRAPH IMMEDIATELY FOLLOWING "REASONABLE TIME" INSERT "(AS JUDGED BY THEN CURRENT INDUSTRY STANDARDS)".


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                       IN SECTION "11. ENTIRE AGREEMENT.":

   IMMEDIATELY FOLLOWING THE THIRD SUBPARAGRAPH INSERT A NEW SUBPARAGRAPH AS
                                    FOLLOWS:

     "In the event that JHA wishes to assign this Agreement, Client shall permit such assignment provided that if Client is in good faith unsatisfied with the new servicer, Client may opt to deconvert from JHA's successor provided that Client notifies JHA's successor within sixty (60) days following the date of the assignment. Client has 120 days after such prior written notice to complete such deconversion."

             IN "13. TIME FRAMES FOR RECEIPT AND DELIVERY OF WORK.":

         STRIKE ALL SUBPARAGRAPHS AND REPLACE THEM WITH THE FOLLOWING:

               "JHA will assign a project manager to Client by January 1, 1999.

               JHA shall make available the following:

          -    Access to on-line files between 7:00 A.M. and 7:00 P.M. daily.

          - Access to print spool files for initiating of report printing at Client location between 6:00 A.M. and 7:00 P.M. daily.

          Additional access to on-line and print files may be made available upon request by Client.

          Client shall make data available to JHA for daily processing as follows:

          - Maintenance transactions for new and existing Client customers by 8:00 P.M.

          - MICR data files for processed items by 8:00 P.M. Later availability times may be made available on request by Client for conditions.

          JHA recognizes that availability of certain data required for processing of Client's work (such as ATM and ACH transactions) may not be under Client's direct control. JHA will make reasonable efforts to accommodate the processing time frames of these other providers.

          For Clients utilizing backroom check processing services of JHA a courier pickup and delivery schedule will be established within 30 days of acceptance of this Agreement by JHA. Additionally, within (30) thirty days following the execution of this Agreement JHA and Client shall establish mutually acceptable default deadlines for the installation of the following systems:

          -    ATM on-line system
          -    Vertex Teller
          -    Cash management system
          -    Voice response system
          -    Deposit platform system
          -    Loan platform system"


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In witness whereof, the parties have caused this CONTRACT MODIFICATION to be executed by their duly authorized representatives.


JACK HENRY & ASSOCIATES, INC.                    NEW COMMERCE BANK
663 Highway 60, P. O. Box 807                    712 North Main
Monett, MO  65708                                Greenville, SC  29601
(JHA)                                            (Client)

BY:  /s/ Michael R. Wallace                      BY:  /s/ James D. Stewart
   --------------------------                       ----------------------------
 Michael R. Wallace                               James D. Stewart
-----------------------------                    -------------------------------
Type/Print Name                                  Type/Print Name

TITLE: President and Chief Operating Officer     TITLE:  President
      --------------------------------------           -------------------------


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